EXHIBIT 99.1

Catalina Lighting, Inc. Reports Third-Quarter Fiscal 2003 Results

Monday August 4, 7:35 am ET

Strength in U.K. Markets, Continued Emphasis on Cost-Containment and Product Mix Contribute to Continuing Positive Margin Trends

MIAMI, Aug. 4 /PRNewswire-FirstCall/ — Catalina Lighting, Inc. (Nasdaq: CALA – News), a leading international designer, manufacturer, and distributor of lighting products for residential and office environments, today announced results for its third fiscal quarter ended June 30, 2003. Catalina reported $1.3 million of net income, or $0.22 per diluted share for the quarter, compared to a loss of $409,000, or $0.12 per diluted share in the prior-year period. For the nine months ended June 30, 2003, the Company recorded $4.7 million of net income, or $0.82 per diluted share, versus a loss of $269,000, or $0.08 per diluted share in the prior-year period. The inclusion of a one-time $963,000 pretax loss on disposal of property in the second quarter of fiscal 2002 plus a $959,000 pretax litigation settlement expense in the third quarter of fiscal 2002 contributed to the sharp improvement indicated by the year-to-year comparisons.

Third-quarter fiscal 2003 sales were $48.4 million, down from $53.4 million in the third quarter of fiscal 2002. For the nine-month period, sales were $154.5 million, versus $163.5 million in the prior-year period. Continuing the trend of recent quarters, the Company’s gross profit margin for the quarter increased to 22.0 percent from 19.6 percent in the prior-year period. For the first nine months of fiscal 2003, gross profit margin increased to 21.6 percent from 19.7 percent in the prior-year period.

Catalina Chief Executive Officer Bob Varakian commented, “We are pleased to report such positive margin trends in the face of ongoing sluggishness in demand in certain areas. We continue to see sales strength and margin improvements in our U.K. markets. In North America, we are implementing a broad range of product development and distribution initiatives that we believe will enhance our competitive strengths.”

As in the first half of 2003, the Company’s focus on cost containment resulted in further operating margin improvement in the third quarter. Third-quarter 2003 operating margin rose from 4.1 percent in the prior-year period (adjusted by adding back litigation settlement expense) to 5.9 percent. The operating margin for the first nine months of fiscal 2003 was 6.7 percent, up from 4.4 percent in the prior-year period (also similarly adjusted).

Chief Financial Officer Stephen Marble added, “Our continuing emphasis on new product development, our low-cost manufacturing base in China, and our increasingly lean cost structure have all contributed to our continued strong performance during these difficult times. Moreover, we think that our ongoing focus on new products and revamped distribution channels is positioning Catalina strongly for any upturn in the retail climate.”

About Catalina Lighting, Inc.

Catalina Lighting, Inc. is a leading international designer, manufacturer, and distributor of residential and office lighting products. The Company’s broad product line includes functional and decorative table lamps; ceiling, wall, recessed, vanity and track lighting fixtures; emergency and outdoor lighting; and chandeliers. Its line is distributed under several brand names, including Catalina, Dana, Ring, Illuminada and Pro Office. The Company also functions as an OEM, selling goods under its customers’ private labels.

This press release includes statements that constitute “forward-looking” statements, including, without limitation, that the Company’s cost-cutting programs have been successful; and that the Company’s emphasis on a broad range of new product development and distribution channel initiatives will enhance the Company’s competitive strengths and permit the Company to take advantage of any retail climate upturn. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, general domestic and international economic conditions which may affect consumer spending; reliance on key customers who may delay, cancel or fail to place orders; continued acceptance of the Company’s products in the marketplace; continued strength in sales by the Company’s U.K. business segment; new products and technological changes; pressures on product prices and pricing inventories; increases in the costs of labor and raw materials; dependence upon third-party vendors and imports from China, which may limit the Company’s margins or affect the timing of revenue and sales recognition; competitive developments, changes in manufacturing and transportation costs, the availability of capital, the ability to satisfy the terms and covenants of credit and loan agreements, and the impact of increases in borrowing costs, each of which affect the Company’s short-term and long-term liquidity; foreign currency exchange rates; changes in the Company’s effective tax rate; the Company’s ability to improve its operating efficiencies or customer service capabilities; the continued success of the Company’s expense control program and improvements in gross profits; unanticipated or unusual costs or expenses; and other risks detailed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

CATALINA LIGHTING, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2003	2002	2003	2002
Net sales	$48,398	$53,351	$154,510	$163,463
Cost of sales	37,742	42,910	121,205	131,329

Gross profit	10,656	10,441	33,305	32,134
Litigation settlement	—	959	—	959
Selling, general and administrative expenses	7,816	8,231	23,024	24,963

Operating income	2,840	1,251	10,281	6,212

Other expenses:
Interest expense	(874)	(1,789)	(2,946)	(5,751)
Gain (loss) on disposal of property and equipment, net	13	—	32	(963)
Other income (expenses)	(41)	(72)	(64)	101

Total other income (expenses)	(902)	(1,861)	(2,978)	(6,613)

Income (loss) before income taxes	1,938	(610)	7,303	(401)
Income tax provision (benefit)	679	(201)	2,557	(132)

Net income (loss)	$1,259	$(409)	$4,746	$(269)

Weighted average number of shares outstanding
Basic	5,559	3,371	5,557	3,241
Diluted	5,787	3,371	5,791	3,241
Earnings (loss) per share
Basic	$0.23	$(0.12)	$0.85	$(0.08)
Diluted	$0.22	$(0.12)	$0.82	$(0.08)

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